 Exhibit 10.15.2

ONCONOVA THERAPEUTICS, INC.

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), is made as of March ---18, 2021 (the “Amendment Effective Date”), by and between Onconova Therapeutics, Inc., a Delaware corporation (the “Company”), and Steven Fruchtman, M.D. (the “Employee”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement (as defined below).

RECITALS

A.	The Company and Employee previously entered into an Amended and Restated Employment Agreement dated June 19, 2018 (the “Agreement”).

B.	Employee was promoted to Chief Executive Officer effective as of January 15, 2019 and the parties hereto wish to amend the Agreement to revise the severance benefits in connection with certain qualifying terminations of employment as set forth herein.

AMENDMENT

The parties hereto hereby amend the Agreement as follows, effective as of the Amendment Effective Date.

1.	Section 4(d) is hereby deleted in its entirety and replaced with “Reserved”.

2.	Section 4(e). Section 4(e) of the Agreement is hereby deleted in its entirety and replaced with the following:

“Termination by the Company without Cause or by Employee for Good Reason. If Employee’s employment by the Company ceases due to a termination by the Company without Cause or a resignation by Employee for Good Reason, the Company shall:

(i)       pay to Employee the balance of his accrued, but unpaid Base Salary, unreimbursed expenses, and his unused, accrued vacation time through the termination date;

(ii)         to the extent then approved, accrued and unpaid, pay to Employee the annual Bonus (if any) with respect to the fiscal year ended immediately prior to the cessation of Employee’s employment, which such Bonus shall be paid at the time such Bonus would have otherwise been paid absent Employee’s cessation of employment;

(iii)         pay to Employee,

A.            in the event Employee’s employment by the Company ceases due to a termination by the Company without Cause or by Employee for Good Reason other than during the Change in Control Protection Period (as defined below), monthly severance payments equal to one-twelfth of the sum of (1) Employee’s then current Base Salary, and (2) an amount equal to the Target Bonus for the fiscal year during which Employee’s employment by the Company ceases, as determined in good faith by the Compensation Committee, which severance payments shall be paid for the duration of the Severance Period in accordance with the Company’s usual payroll practices, commencing within sixty (60) days following the termination date, subject to the six (6) month delay set forth in Section 17(b) below, and the first payment shall include any unpaid installments from the termination date until the first payment date; or

B.            in the event Employee’s employment by the Company ceases due to a termination by the Company without Cause or by Employee for Good Reason during the Change in Control Protection Period, a severance payment amount equal to the sum of one and one-half times (1) Employee’s then current Base Salary plus (2) an amount equal to the Target Bonus for the fiscal year during which Employee’s employment by the Company ceases, as determined in good faith by the Compensation Committee, in a lump sum payment within sixty (60) days following the termination date; subject to the six (6) month delay set forth in Section 17(b) below, provided that such payment shall be made in installments as set forth in Section 4(e)(iii)(A) above if the Change in Control is not a “change in control event” as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

(iv)         cause any outstanding unvested options to purchase shares of Common Stock of the Company previously awarded to Employee to become fully vested as of the date of his termination of employment pursuant to this Section 4(e);

(v)          if Employee validly elects to receive continuation coverage under the Company’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), reimburse Employee for a portion of the applicable premium payable for such COBRA continuation coverage for the duration of the Severance Period in an amount equal to the employer’s portion of such premiums at the rate in effect on Employee’s termination date; provided, however, that if the Company determines that it cannot continue to provide Employee with such benefit (either pursuant to the terms of the applicable group health plan, as a result of applicable law, or otherwise), the Company shall make supplemental monthly severance payments to Employee in an amount equal to the monthly amount the Company would have otherwise reimbursed to Employee for his participation in such group health plan for the duration of the Severance Period.”

Except as otherwise provided in this Section 4, all compensation and benefits will cease at the time of Employee’s cessation of employment and the Company will have no further liability or obligation by reason of such cessation of employment. The payments and benefits set forth in Section 4(e)(iii), (iv) and (v) shall only be paid if Employee signs and does not revoke a release and waiver of claims in a form approved by the Company and such release becomes effective and irrevocable within 60 days of Employee’s cessation of employment and Employee’s continued compliance with the restrictive covenants in Sections 5, 6 and 7 in this Agreement.

3.	Section 4(g)(v). Section 4(g)(v) of the Agreement is hereby deleted in its entirety and replaced with the following:

“Severance Period” shall mean (i) the twelve (12)-month period immediately following the date Employee’s employment with the Company ceases due to a termination by the Company without Cause or by Employee for Good Reason other than during the Change in Control Protection Period or (ii) the eighteen (18)-month period immediately following the date Employee’s employment with the Company ceases due to a termination by the Company without Cause or by Employee for Good Reason during the Change in Control Protection Period.”

4.	Section 20. A new Section 20 is added to the Agreement, as follows:

“Whistleblower Protections and Trade Secrets. Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Employee from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Employee shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney, and may use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.”

5.	This Amendment shall be and, as of the Amendment Effective Date, is hereby incorporated in and forms a part of, the Agreement.

6.	Except as expressly provided herein, all terms and conditions of the Agreement shall remain in full force and effect.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

ONCONOVA THERAPEUTICS, INC.

By:	/s/ M. TERESA SHOEMAKER
Name: M. Teresa Shoemaker
Title: Compensation Committee Chair

EMPLOYEE

/s/ STEVEN M. FRUCHTMAN
Steven M. Fruchtman